Exhibit 4.3

[FORM OF FIRST SUPPLEMENTAL INDENTURE]

FIRST SUPPLEMENTAL INDENTURE

among

NII HOLDINGS (CAYMAN), LTD.,

A COMPANY INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS,

THE GUARANTORS SIGNATORY HERETO

and

WILMINGTON TRUST COMPANY, A DELAWARE CORPORATION,

as TRUSTEE

Dated as of

February 18, 2004

A SUPPLEMENTAL INDENTURE
REGARDING

13% Senior Secured Discount Notes due 2009

FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE dated as of February 18, 2004, among NII Holdings (Cayman), Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), each of the Guarantors (as defined in the Original Indenture, as defined herein), and Wilmington Trust Company, a Delaware corporation, as trustee (the “Trustee”);

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of November 12, 2002 (the “Original Indenture”) to provide for the issuance of its 13% Senior Secured Discount Notes due 2009 (the “Notes”) (all terms used herein which are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture); and

     WHEREAS, Section 11.02 of the Original Indenture provides, among other things, that, with the consent of the Holders of not less than a majority in aggregate Accreted Value of the Notes then outstanding, the Company and the Trustee may enter into indentures supplemental to the Original Indenture for the purpose of amending any provision of the Original Indenture or the Notes (other than as provided in Section 11.02 of the Original Indenture); and

     WHEREAS, the Company desires to amend and delete certain provisions of the Original Indenture and the Notes; and

     WHEREAS, all action on the part of the Company necessary to authorize its execution, delivery and performance of the Original Indenture, as further supplemented by this First Supplemental Indenture, has been duly taken; and

     WHEREAS, the Company has solicited the consent of the Holders of the Notes to certain amendments to the Indenture (the “Amendments”) pursuant to that certain Offer to Purchase and Consent Solicitation dated February 4, 2004 (the “Offer to Purchase”); and

     WHEREAS, the Company has delivered to the Trustee the written consents of the holders of a majority of Accreted Value of the Notes outstanding, given in compliance with Section 12.15 of the Original Indenture and received pursuant to the terms of such tender offer, to the amendments contained herein; and

     WHEREAS, the Company has delivered to the Trustee the written opinion of Williams Mullen, counsel to the Company, conforming to the requirements therefor in the Original Indenture, upon which the Trustee is relying pursuant to Section 11.05 of the Original Indenture, to the effect that the Trustee’s execution of this First Supplemental Indenture is authorized or permitted by the Original Indenture and that this First Supplemental Indenture conforms to the requirements of the Trust Indenture Act of 1939, as amended; and

     WHEREAS, the Company has delivered to the Trustee the Officers’ Certificate and the Opinion of Counsel (in the form of the written opinion of Williams Mullen, counsel to the Company) required by Section 12.03 of the Original Indenture, upon which the Trustee is relying pursuant to Section 11.05 of the Original Indenture, each to the effect that, in the opinion of the person or counsel signing such instrument, all conditions precedent to the Trustee’s execution of this First Supplemental Indenture have been complied with; and

     WHEREAS, the Company desires and has requested the Trustee to join in the execution and delivery of this First Supplemental Indenture for the purpose of amending the Original Indenture and the Notes; and

     WHEREAS, each of the Guarantors has agreed to enter into this First Supplemental Indenture to indicate its consent to the amendments and modifications of the Original Indenture and the Notes made herein and to ratify and confirm its obligations under the Original Indenture.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Notes as follows, effective upon execution hereof by the Trustee:

ARTICLE ONE

DEFINITION

     Section 1.1 Definition. When used herein, “Tender Offer Completion Event” shall mean such time as each of the following events shall have occurred: (i) the Company shall have completed a tender offer in accordance with the terms and conditions set forth in the Offer to Purchase, and (ii) each holder of the Notes that has tendered its Notes pursuant to the tender offer shall have received payment for any Notes purchased pursuant to the tender offer.

ARTICLE TWO

AMENDMENTS TO ORIGINAL INDENTURE AND NOTES

     Section 2.1 Deleted Definitions. Upon the occurrence of the Tender Offer Completion Event,

(a)	Section 1.01 of the Original Indenture shall be amended by deleting the definition of each term that is used in the Original Indenture only in the Sections or subsections thereof that are deleted pursuant to Section 2.2. hereof; and

(b)	The definition of any term that is determined by reference to any section of or definition contained in the Original Indenture which has been deleted by this First Supplemental Indenture shall continue to be determined by reference to the provisions of such Section or definition as it existed immediately prior to the effective date of this First Supplemental Indenture.

     Section 2.2 Deleted Covenants. Upon the occurrence of the Tender Offer Completion Event, the text of each of the following Sections or subsections of the Original Indenture shall be deleted in its entirety and replaced, in each case, by the words “Intentionally Omitted:”

     Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.12, 4.13, 4.14, 4.15, 4.18, 4.19 and 4.21;

provided, however, that insofar as the provisions of any Section deleted hereby are referred to for purposes of determining compliance by the Company with the provisions of any remaining Section or provision of the Original Indenture as amended and supplemented hereby, such Section shall be deemed to remain as part of the Original Indenture, as amended and supplemented hereby, solely for such purposes.

     Section 2.3 Amended Default Provisions. Upon the occurrence of the Tender Offer Completion Event, Section 6.01 of the Original Indenture shall be amended by deleting subsections (e), (f), (g), (h), (i), (j) and (k), the phrase “, or defaults in the observance of any material provision of Section 5.01” in subsection (c), and all references to such deleted subsections in the Original Indenture.

     Section 2.4 Amendments to Original Indenture. Upon the occurrence of the Tender Offer Completion Event,

(a)	Section 5.01 of the Original Indenture is amended in its entirety to read as follows:

     Neither the Company nor NII shall consolidate with, merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (determined on a consolidated basis for its Restricted Group Members), in one transaction or a series of related transactions, to any Person or permit any Person to merge with or into the Company or NII unless:

(1)	the Company or NII shall be the continuing Person, or the Person (if other than the Company or NII) formed by such consolidation or into which the Company or NII is merged or that acquired or leased such property and assets of the Company or NII shall expressly assume, all of the obligations of the Company or NII (as the case may be) on all of the Notes and under this Indenture and the Collateral Documents;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall exist; and

(3)	the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision, that all conditions precedent provided for herein relating to such transaction have been complied with and, in the event that the continuing Person is organized under the laws of any jurisdiction other than the United States of America or any jurisdiction thereof, that this Indenture, the Notes and each of the Collateral Documents constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms.

Provided, however, that solely for the purpose of interpreting and applying clause (f) of the definition of “Asset Sale,” Section 5.01 shall be deemed to be read as it existed immediately prior to the effective date of this First Supplemental Indenture.

(b)	Section 7.14 of the Original Indenture is amended in its entirety to read as follows:

If one or more Restricted Group Members incurs any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any option or other agreement to give any security interest) (“New Liens”) which would have constituted a “New Lien” under the terms of the Original Indenture as they existed prior to the amendments thereto caused by the First Supplemental Indenture, and the Company requests that the Trustee enter into an amendment to the Intercreditor Agreement to permit such New Liens to be treated no more favorably than on parity in all respects with (i) in the case of all or any portion of the New Liens incurred with respect to the MEFA Collateral, the MEFA Obligations, and (ii) in case of all or any portion of the New Liens incurred with respect to the EFA Collateral, the EFA Obligations, the Trustee shall enter into such amendment, and each Holder of Notes, by its acceptance thereof, consents and agrees to any such amendment to the Intercreditor Agreement entered into by the Trustee.

(c)       Section 10.03 shall be amended by (i) replacing the phrase “clauses (3) and (4) under Section 5.01 and Sections 4.03 through 4.17 and Section 4.19” in two places with the phrase “Sections 4.10, 4.11, 4.16 and 4.17”, (ii) inserting “and” after the first appearance of the foregoing phrase, and (iii) deleting the phrase, “and clauses (e) and (f) under Section 6.01”.

     Section 2.5 Amendment of Notes. Upon the occurrence of the Tender Offer Completion Event, each of the Notes is hereby amended as follows:

(a)	Section 11 is deleted in its entirety and the following is substituted as Section 11:

11.	Reports.

          The Indenture imposes certain limitations on the ability of each of the Restricted Group Members, among other things, to use the proceeds from Asset Sales or merge, consolidate or transfer substantially all of its assets. Within 45 days’ after the end of each of the Company’s first three fiscal quarters of each of its fiscal years and 90 days after the end of the last fiscal quarter of each year, the Company must report to the Trustee on compliance with such limitations.

(b)	Subsections (e), (f), (g), (h), (i), (j) and (k) of Section 13, “Defaults and Remedies,” are deleted.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

     Section 3.1 Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture.

     Section 3.2 Responsibility for Recitals, etc. The recitals herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

     Section 3.3 Provisions Binding on Company’s Successors. All of the covenants, stipulations, promises and agreements made in this First Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.

     Section 3.4 Ratification of Indenture and Notes. As supplemented and amended hereby, the Original Indenture and the Notes are in all respects ratified and confirmed by the Company and by each of the Guarantors, and the Original Indenture as so supplemented and amended hereby shall be read, taken and construed as one and the same instrument.

     Section 3.5 Governing Law. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and, for all purposes, shall be construed in accordance with the laws of said State.

     Section 3.6 Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 3.7 Trust Indenture Act to Control. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision included in the Original Indenture or in this First Supplemental Indenture which is required to be included in or is or is deemed to be applicable to this First Supplemental Indenture by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required or other applicable provision shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

	Trustee:	WILMINGTON TRUST COMPANY
By:

Name: Title: Authorized Signer
NII Holdings (Cayman), Ltd.
NII Holdings, Inc.
Nextel International (Services), Ltd.
NII Funding Corp. (formerly Nextel International
    Investment Company)
McCaw International (Brazil), Ltd.
Airfone Holdings, Inc.
Nextel International (Mexico), Ltd.
Nextel International (Uruguay), Inc.
Nextel International (Indonesia) LLC

Nextel International (Peru) LLC
By:
Robert J. Gilker Vice President
Nextel del Peru, S.A.
Transnet del Peru S.R.L.
Comunicaciones Nextel de Mexico, S.A. de C.V.
Sistemas de Comunicaciones Troncales, S.A. de C. V.
Prestadora de Servicios de Radiocomunicacion, S.A. de C.V.
Radiophone, S.A. de C.V.
Fonotransportes Nacionales, S.A. de C.V.
Servicios Protel, S.A. de C.V.
Nextel de Mexico, S.A. de C.V.
Teletransportes Integrales, S.A. de C.V.
Servicios de Radiocomunicacion Movil de Mexico, S.A. de C.V.
Multifon, S.A. de C.V.
By:
Robert J. Gilker Attorney in Fact
Nextel S.A.
Nextel Telecommunicaçoes, Ltda.
Promobile Telecommunicaçoes, Ltda.
Telemobile Telecommunicaçoes, Ltda.
Master-Tec Telecommunicaçoes Industria e Comercio de Productos
    Electronicos Ltda.
Telecommunicaçoes Brastel S/C Ltda.
By:
Robert J. Gilker Attorney in Fact
By:
Mercedes M. Barreras Attorney in Fact